Exhibit 10.6

AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

This AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (this “Amendment”) is made and entered into effective as of November 6, 2018 by and between BSQUARE CORPORATION, a Washington corporation (the “Company”), and KEVIN WALSH (“Employee”).

RECITALS

WHEREAS, the Company and Employee entered into an employment letter agreement dated June 26, 2015 (the “Agreement”); and

WHEREAS, the Company and Employee wish to amend the Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement by adding a new third paragraph to the section entitled “Termination and Change of Control Benefits” as follows:

“Notwithstanding the foregoing, in the event (i) the Company appoints a new Chief Executive Officer after the date of this Amendment (the “CEO Appointment”) and (ii) your employment is terminated within 6 months after the CEO Appointment (A) by the Company or any successor thereto when neither “cause” nor “long term disability” exists or (B) by you for “good reason,” and provided that in any such case you release the Company and any successor thereto and its respective agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the Company or any successor thereto, you will be entitled to receive (i) 12 months of your average monthly Base Salary plus your average monthly cash bonus paid to you during the six months immediately prior to your termination, (ii) any ABP bonus to which you would have otherwise been entitled as determined at the sole discretion of the Compensation Committee of the Board, payable pro rata based on your termination date, and (iii) continued COBRA coverage at the Company’s expense for a period of 12 months following your termination date. The foregoing severance payments shall be paid out on regular payroll days post-termination, subject to legally required and any individually agreed upon payroll deductions. The foregoing severance payments shall be in lieu of the severance payments described in the preceding two paragraphs, and after expiration of the 6-month period following the CEO Appointment, you shall continue to be entitled to receive the severance payments described in the preceding two paragraphs on the terms and conditions set forth therein. For purposes of this paragraph, the definition of “good reason” on Attachment A to the Agreement shall not be deemed to include (x) a reversion of either your Base Salary or APB bonus target to an amount equal to or in excess of that in effect immediately prior to the time you were appointed the Acting Chief Executive Officer of the Company or (y) a reversion of your title, authority, duties or responsibilities to that of Vice President of Marketing or the equivalent.”

This Amendment may be executed by facsimile, email (via pdf) or electronic signature and in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

All terms and conditions of the Agreement not modified by this Amendment shall remain in full force and effect.

This Amendment shall be enforced, governed and construed in all respects in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

BSQUARE CORPORATION		EMPLOYEE:

By:	Keri Smith	/s/ Kevin Walsh
Kevin Walsh
Its:	VP HR